EXHIBIT 3.36

CERTIFICATE OF INCORPORATION ON CHANGE OF NAME

Company No. 3855219

The Registrar of Companies for England and Wales hereby certifies that

TRUSHELFCO (NO.2541) LIMITED

having by special resolution changed its name, is now incorporated under the name of

GLOBAL CROSSING (BIDCO) LIMITED

Given at Companies House, London, the 4th November 1999

L. CONNELLY For The Registrar of Companies

CERTIFICATE OF INCORPORATION OF A PRIVATE LIMITED COMPANY

Company No. 3855219

The Registrar of Companies for England and Wales hereby certifies that

TRUSHELFCO (NO.2541) LIMITED

is this day incorporated under the Companies Act 1985 as a private company and that the company is limited.

Given at Companies House. Cardiff. the 8th October 1999